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                                                                   Exhibit 23.2

                        CONSENT OF DELOITTE & TOUCHE LLP

We consent to the incorporation by reference in this registration statement (File No. 333-30210) of Shelbourne Properties II, Inc. on Form S-4 of our reports dated March 17, 2000 appearing in the Annual Report on Form 10-K of High Equity Partners L.P. - Series 86 for the year ended December 31, 1999 and to the use of our report dated September 15, 2000, on our audit of the balance sheet of Shelbourne Properties II, Inc. as of June 30, 2000, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the caption "EXPERTS" in such Prospectus.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
September 15, 2000